                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              QUOTESMITH.COM, INC.
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                                (NAME OF ISSUER)


                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    749117107
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                                 (CUSIP NUMBER)

                          CATHERINE L. VALENTINE, ESQ.
                                   INTUIT INC.
                                  P.O. BOX 7850
                               2550 GARCIA AVENUE
                          MOUNTAIN VIEW, CA 94039-7850
                                 (650) 944-6656

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                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)


                                 AUGUST 6, 1999
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                      (DATE OF EVENT WHICH REQUIRES FILING
                               OF THIS STATEMENT)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]      Rule 13d-1(b)

        [X]      Rule 13d-1(c)

        [ ]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)
                               (Page 1 of 5 Pages)

-------------------                                            -----------------
CUSIP NO. 749117107                     13G                    PAGE 2 OF 5 PAGES
-------------------                                            -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          INTUIT INC.
          77-0034661
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [ ]
          (b)  [ ]
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   3      SEC USE ONLY
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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
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                        5      SOLE VOTING POWER
  NUMBER OF                    1,272,727
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   1,272,727
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,272,727
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]
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  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.0%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          CO
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ITEM 1(a).     NAME OF ISSUER:
               Quotesmith.com, Inc., a Delaware corporation

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               8205 South Cass Avenue, Suite 102
               Darien, Illinois  60561

ITEM 2(a).     NAME OF PERSON FILING:
               Intuit Inc., a Delaware corporation

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
               2535 Garcia Avenue
               Mountain View, California  94043

ITEM 2(c).     CITIZENSHIP:
               Not applicable

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
               Common Stock, par value $.001 per share

ITEM 2(e).     CUSIP NUMBER:
               749117107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13-d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a)      [ ]     Broker or dealer registered under Section 15 of
                                the Exchange Act;

               (b)      [ ]     Bank as defined in Section 3(a)(6) of the
                                Exchange Act;

               (c)      [ ]     Insurance company as defined in Section 3(a)(19)
                                of the Exchange Act;

               (d)      [ ]     Investment company registered under Section 8 of
                                the Investment Company Act;

               (e)      [ ]     Investment adviser in accordance with Rule
                                13d-1(b)(1)(ii)(E);

               (f)      [ ]     An employee benefit plan or endowment fund in
                                accordance with Rule 13-d-1(b)(1)(ii)(F);

               (g)      [ ]     A parent holding company or control person in
                                accordance with Rule 13d-1(b)(1)(ii)(G);

               (h)      [ ]     A savings association as defined in Section 3(b)
                                of the Federal Deposit Insurance Act;

               (i)      [ ]     A church plan that is excluded from the
                                definition of an investment company under
                                Section 3(c)(14) of the Investment Company Act;

               (j)      [ ]     Group, in accordance with Rule
                                13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]


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
ITEM 4. OWNERSHIP:


               (a)    Amount beneficially owned:
                      1,272,727

               (b)    Percent of class: 7.0%

               (c)    Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote: 1,272,727

               (ii)   Shared power to vote or to direct the vote:
                      -0-

               (iii)  Sole power to dispose of or to direct the disposition of:
                      1,272,727

               (iv) Shared power to dispose of or to direct the disposition of:
                      -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

               Not applicable

ITEM 10.       CERTIFICATION:

        By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE
        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  August 13, 1999

                                       Intuit Inc.

                                       /s/ Greg J. Santora
                                       -----------------------------------------
                                       Greg J. Santora
                                       Senior Vice President and
                                       Chief Financial Officer


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